Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	August 6, 2012
Executive Vice President and Chief Financial Officer
(310) 481-8484 or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION PRICES OFFERING OF 6.375% SERIES H

CUMULATIVE REDEEMABLE PREFERRED STOCK

LOS ANGELES, August 6, 2012 — Kilroy Realty Corporation (NYSE: KRC) today announced that it has priced its public offering of 4,000,000 shares of 6.375% Series H Cumulative Redeemable Preferred Stock at $25.00 per share, plus accrued dividends, if any. The offering is expected to close on Wednesday, August 15, 2012, subject to customary closing conditions. Dividends on the Series H Cumulative Redeemable Preferred Stock will be paid quarterly in arrears on the 15th day of each February, May, August and November, commencing November 15, 2012 at a rate of 6.375% annually of the stated liquidation value of $25.00 per share, which is equivalent to $1.59375 per share on an annualized basis.

The Company intends to file an application to list the Series H Cumulative Redeemable Preferred Stock on the New York Stock Exchange. If the application is approved, trading of the Series H Cumulative Redeemable Preferred Stock on the New York Stock Exchange is expected to begin within 30 days after the initial issuance of the Series H Cumulative Redeemable Preferred Stock.

Wells Fargo Securities, LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers. The estimated net proceeds from the offering are expected to be approximately $96.3 million, after deducting the underwriting discount and the Company’s estimated offering expenses.

The Company intends to use the net proceeds from this offering to redeem all of its operating partnership’s outstanding 7.45% Series A Cumulative Redeemable Preferred Units and any remaining net proceeds for general corporate purposes, including repaying borrowings under the operating partnership’s revolving credit facility. The aggregate redemption price for the operating partnership’s Series A Cumulative Redeemable Preferred Units is $75.0 million, plus accrued and unpaid dividends, if any.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related prospectus supplement filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the prospectus supplement and related prospectus for this offering may be obtained by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897 or e-mail a request to cmclientsupport@wellsfargo.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (888) 603-5847 or e-mail a request to barclaysprospectus@broadridge.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, telephone (212) 834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department, telephone (800) 294-1322 or e-mail a request to dg.prospectus_requests@baml.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the Company’s current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of the Company’s control. Accordingly, actual performance, results and events may vary materially from those indicated in forward-looking statements, and you should not rely on forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in forward-looking statements, including, among others: the ability of the Company’s operating partnership to successfully redeem its outstanding Series A Cumulative Redeemable Preferred Units; risks associated with investment in real estate assets, which are illiquid, and with trends in the real estate industry; significant competition, which may decrease the occupancy and rental rates of properties; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired properties; the availability of cash for distribution and debt service and exposure of risk of default under debt obligations; adverse changes to, or implementations of, applicable laws, regulations or legislation; and the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts. These factors are not exhaustive. For a discussion of additional factors that could materially adversely affect the Company’s business and financial performance, see the factors included under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. All forward-looking statements are based on information that was available, and speak only, as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent required in connection with ongoing requirements under Federal securities laws.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in the office and industrial submarkets along the West Coast. For over 60 years, KRC has owned, developed, acquired and managed real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego County, the San Francisco Bay Area and greater Seattle. At June 30, 2012, KRC owned approximately 12.2 million rentable square feet of commercial office space and 3.4 million rentable square feet of industrial space.